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                                    FORM 15

      [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Section 13 and 15(d) of the Securities Exchange Act of 1934

                             Commission File Number      000-09160
                                                    ------------------

                            INTEK GLOBAL CORPORATION
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             99 Park Avenue, New York, New York 10016, (212)949-4200
    -------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
             -------------------------------------------------------
            (Title of each class of securities covered by this Form)

             -------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(ii)     [ ]

       Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(2)(i)      [ ]

       Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(ii)     [ ]

       Rule 12g-4(a)(2)(ii)     [ ]               Rule 15d-6

       Rule 12h-3(b)(1)(i)      [X]



     Approximate number of holders or record as of the certification or notice date:

                  1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
INTEK GLOBAL CORPORATION has caused this certifications/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:     August 27, 1999          BY:         /s/ Robert J. Shiver
      -----------------------         --------------------------------------
                                        Robert J. Shiver, Chairman and CEO